Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION

The unaudited pro forma consolidated financial balance sheet presented in the following table is derived from and should be read in conjunction with the September 30, 2011 historical balance sheet of the Offeror contained in the Offeror’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2011.

	As of September 30, 2011
	Historical	Pro Forma Adjustments		New Capitalization Pro Forma Adjustments		Total Pro Forma

Assets
Current assets
Cash	$24,713	$3,600	(2)	$15,000	(2)	$43,313
Accounts receivable, net	86,746	—		—		86,746
Inventories	13,129	—		—		13,129
Cost in excess of billings	6,927	—		—		6,927
Deferred tax asset	2,378	(2,378	)(1)	—		—
Income tax receivable	3,324	(3,324	)(1)	—		—
Prepaid expenses	2,391	—		—		2,391
Deferred financing costs, net	1,828	(1,828	)(4)	—		—
Other current assets	904	—		—		904

Total current assets	142,340	(3,930)		15,000		153,410

Property and equipment, net	69,644	25,100	(6)	—		94,744
Goodwill	70,163	(221,417	)(7)	172,938	(7)	21,684
Other intangible assets, net	117,707	2,000	(5)	—		119,707
Deferred financing costs, net	—	489	(4)	4,400	(8)	4,889
Other assets	638	—		—		638

Total assets	$400,492	$(197,758)		$192,338		$395,072

Liabilities and Equity
Current liabilities
Accounts payable	$16,341	$—		$—		$16,341
Accrued liabilities	42,422	—		—		42,422
Income tax payable	1,434	(1,434	)(1)	5,100	(3)	5,100
Billings in excess of cost	3,005	—		—		3,005
Interest payable	7,300	—		—		7,300
Current portion of long-term debt, net of OID	422,097	(420,769	)(2)	—		1,328

Total current liabilities	492,599	(422,203)		5,100		75,496

Long-term debt, net of OID and current portion	—	131,435	(2)			131,435
Income tax payable	2,424	(2,424	)(1)	—		—
Other notes payable	1,802	—		—		1,802
Deferred income tax liabilities	8,684	(8,684	)(1)	—		—

Total liabilities	505,509	(301,876)		5,100		208,733

Equity
Member’s capital	400,375	(400,375	)(2)	187,238	(2)	187,238
Accumulated deficit	(503,978)	503,978	(2)	—		—
Accumulated other comprehensive loss	(515)	515	(2)	—		—
	—	—		—		—

Total member’s (deficit) equity	(104,118)	104,118		187,238		187,238
Noncontrolling interest	(899)	—		—		(899)

Total (deficit) equity	(105,017)	104,118		187,238		186,339

Total liabilities and equity	$400,492	$(197,758)		$192,338		$395,072

(1)	Represents the elimination of the historical deferred tax assets and liability accounts as well as income tax receivable and payable accounts. It is anticipated that both the out-of-court Restructuring Transaction or the Prepackaged Plan would be treated as a taxable asset restructuring for tax purposes. Under this treatment, it is expected that there will be no net deferred tax amount at the outset of the transaction since the book and tax equity values would be the same. Such amounts may be revised materiality post-closing based on a more detailed valuation of certain assets.
(2)

Represents the elimination of existing member’s equity (deficit) based on the cancellation of the Offeror’s current outstanding equity in connection with the exchange of $225,000,000 principal amount of Aquilex Senior Notes for New Common Units, proceeds from the $80,000,000 cash Rights Offering, a full paydown of the existing revolver of $36,000,000 and an additional paydown of the Existing Term Loan Facility in the amount of $29,000,000, and exit financing and professional fees of $11,400,000 under the Existing First

Lien Credit Agreement. Subsequent to the equitizaton of the Aquilex Senior Notes and the pay down of the Existing First Lien Credit Agreement, the outstanding principal amount of the Existing Term Loan will be $132,762,500. In addition, reflects proceeds from, and equitization of, the $15,000,000 Existing Second Lien Loan.
(3)	Represents tax related payables incurred in the out-of-court Restructuring or the Prepackaged Plan.
(4)	Represents the writeoff of the remaining deferred financing costs balances related to the Existing First Lien Credit Agreement and the Aquilex Senior Notes that were converted to equity. The portion attributable to the New Credit Agreement is reclassified to long-term.
(5)	Represents a $2,000,000 step up of the intangible asset amount for the SRO Services reporting unit. At September 30, 2011, the SRO Services technology was valued at $7,300,000 and had a pre-adjusted net book value of $5,300,000.
(6)	The out-of-court Restructuring Transaction will be accounted for as a purchase in accordance with ASC Topic 805, Business Combinations, pursuant to which the purchase price will be allocated to the assets acquired and liabilities assumed based on their fair values. Property and equipment is adjusted to fair value based upon a recent appraisal relating to existing long-lived assets. Valuations will be made following completion of the out-of-court Restructuring Transaction (including an appraisal of intangible and potentially other assets), and the final allocation of purchase price could differ materially from the pro forma allocation reflected herein. Represents the $25,100,000 million step up of property and equipment on a consolidated basis.
(7)	Represents the elimination of historical goodwill and the recording of the estimated excess purchase price over the estimated net asset value acquired.
(8)	Represents deferred financing costs in conjunction with the New Credit Agreement.